®	UNITED FIRE & CASUALTY COMPANY

118 Second Avenue SE, PO Box 73909

Cedar Rapids, Iowa 52407-3909

Contact: Randy A. Ramlo, President/CEO

319-399-5700

United Fire & Casualty Company Reports 1st Quarter 2008 Earnings

•	Quarterly Earnings of $0.74 per diluted share
•	Quarterly Combined Ratio of 86.4%
•	Book Value Per Share of $27.93

Cedar Rapids, April 21, 2008 – United Fire & Casualty Company (NASDAQ: UFCS) today reported net income of $20.1 million, or $.74 per diluted share, for the quarter ended March 31, 2008, compared to $34.6 million, or $1.25 per diluted share, for the quarter ended March 31, 2007. Operating income in the current year quarter was $20.9 million, or $.77 per share, compared to $33.3 million, or $1.20 per share, in the prior year quarter. Net and operating income per share for the quarter ended March 31, 2008 decreased by 40.8 percent and 35.8 percent, respectively, from the prior year. Operating income is a Non-GAAP financial measure, which we define as net income excluding realized investment gains and losses and related federal income taxes.

Consolidated Highlights	Three Months Ended March 31,
(Dollars in Thousands Except Per Share Data)	2008	2007	%
Consolidated revenues	$150,043	$156,100	-3.9%
Net income	20,127	34,610	-41.8%
Weighted average shares outstanding	27,190,796	27,651,384	-1.7%
Basic earnings per common share	0.74	1.25	-40.8%
Diluted earnings per common share	0.74	1.25	-40.8%
Operating income (1)	20,877	33,314	-37.3%
Operating income per share (1)	0.77	1.20	-35.8%
Book value per share	27.93	25.87	6.8%
Cash dividends declared per common share	0.15	0.135	11.1%
Pre-tax catastrophe losses (1)	3,020	2,466	22.5%
Effect on after-tax earnings	0.07	0.06	16.7%
Effect on combined ratio	2.7%	2.2%	22.7%

(1) Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

“We are very satisfied with our first quarter results despite the fact that our earnings did decline from the first quarter of 2007. Our first quarter results in 2007 were rather unbeatable, especially in the current marketplace,” said President & CEO Randy Ramlo. “We are now in the 14th consecutive quarter where at least some of our commercial and personal lines have experienced modest decreases in rates.

“We are happy to report that our loss frequency remains stable, with only slight increases in our casualty lines of business. We consider increasing loss frequency the best indicator of deteriorating results. We did experience a substantial increase in loss severity this quarter, especially in the commercial auto liability and general liability lines.”

In an April 8, 2008 opinion, the Louisiana Supreme Court unanimously ruled that the flood exclusion in a Lafayette Insurance Company policy, a subsidiary of United Fire & Casualty, clearly excluded damage caused by flood. The Court overturned a lower court opinion that found the policy language failed to differentiate between flooding due to natural events and flooding that might be partially due to human factors. Lafayette Insurance Company, supported by others in the insurance industry that utilized the same or similar policy language, consistently maintained that flood damage was outside the scope of the insurance coverage provided by its policies.

In response to this opinion, Ramlo commented, “Though we are very sympathetic to the individuals in the New Orleans area who did not have flood insurance or had inadequate coverage, we believe the Louisiana Supreme court’s unanimous decision to uphold our flood exclusion was important for United and the industry and will preserve the ability of our company and the industry to continue to write business in the area.”

In regard to our life insurance segment, Ramlo commented, “Although I may risk sounding like a broken record, the adverse effect of the current interest rate environment on life companies like ours which are heavily annuity-driven is an understatement. Still, we held our own in the annuity business in the first quarter and, from a premium standpoint, we had a very good quarter for all of our life insurance products.”

Consolidated supplementary financial information

Income Statement:	Three Months Ended March 31,
(Dollars in Thousands)	2008	2007
Revenues
Net premiums written (1)	$132,867	$128,292
Net premiums earned	$122,943	$122,618
Investment income, net of investment expenses	28,055	31,380
Realized investment gains (losses)	(1,154)	1,994
Other income	199	108
Total Revenues	150,043	156,100

Benefits, Losses and Expenses
Losses and loss settlement expenses	67,482	51,877
Increase in liability for future policy benefits	5,846	4,108
Amortization of deferred policy acquisition costs	32,526	32,934
Other underwriting expenses	6,920	6,427
Interest on policyholders’ accounts	10,446	11,229
Total Benefits, Losses and Expenses	123,220	106,575

Income before income taxes	26,823	49,525
Federal income tax expense	6,696	14,915
Net Income	$20,127	$34,610

(1) Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

Balance Sheet:	March 31, 2008	December 31, 2007
(Dollars in Thousands)
Total cash and investments	$2,410,046	$2,399,141
Total assets	2,779,222	2,760,554
Future policy benefits and losses, claims and loss settlement expenses	$1,678,689	$1,681,060
Total liabilities	2,019,893	2,009,057
Net unrealized investment gains, after tax	$76,920	$85,579
Total stockholders' equity	759,329	751,497

Property and casualty insurance

Property & Casualty Insurance Financial Results:	Three Months Ended March 31,
(Dollars in Thousands)	2008	2007
Revenues
Net premiums written (1)	$123,443	$120,342
Net premiums earned	$113,352	$114,305
Investment income, net of investment expenses	8,792	11,193
Realized investment gains	127	1,318
Other income (expense)	(11)	8
Total Revenues	122,260	126,824

Benefits, Losses and Expenses
Losses and loss settlement expenses	63,613	47,574
Amortization of deferred policy acquisition costs	29,651	29,766
Other underwriting expenses	4,645	4,219
Total Benefits, Losses and Expenses	97,909	81,559

Income before income taxes	24,351	45,265
Federal income tax expense	5,825	13,419
Net Income	$18,526	$31,846

GAAP combined ratio:
Net loss ratio	56.1%	41.6%
Expense ratio	30.3%	29.7%
Combined ratio	86.4%	71.3%
Combined ratio (without catastrophes)	83.7%	69.1%

Statutory combined ratio: (1)
Net loss ratio	56.2%	42.3%
Expense ratio	29.6%	29.9%
Combined ratio	85.8%	72.2%
Combined ratio (without catastrophes)	83.1%	70.0%

(1) Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

Highlights for the Three-Month Periods Ended March 31, 2008 and 2007:

•	Net premiums written in the first quarter of 2008 increased by 2.6 percent from the first quarter of 2007 due primarily to increased new business.
•

The commercial lines pricing environment continues to be competitive, with an average of low-single digit percentage decreases in premium pricing during the quarter. All regions continued to experience pressure on renewals, especially midsize and large accounts.

•

The personal lines pricing environment also continues to be very competitive both in the auto and homeowners lines of business, with an average of low-single digit percentage decreases in premium pricing during the quarter.

•

Though the premium pricing decrease during the quarter was modest, it is a continuation of a trend of gradual decreases in premium pricing for some lines of business dating back to the third quarter of 2004.

•	Policy retention remained strong in both personal and commercial lines of business, increasing slightly from the previous quarter.

•

Our initiative to reduce commercial property exposure in southern Louisiana was substantially completed during the quarter. A rate increase for our commercial package policies in Louisiana will help to offset the written premium reduction that resulted from our exposure reduction.

•

Our combined ratio deteriorated by 15.1 points to 86.4 percent in the first quarter of 2008 from the first quarter of 2007. Losses increased 33.7 percent due to increased severity, while net premiums earned decreased by .8 percent to $113.4 million. Catastrophe losses were slighter higher in the first quarter of 2008, increasing by $.6 million to $3.0 million. Also contributing to the increase in the combined ratio was the expense ratio, which increased by .6 points to 30.3 percent. Amortization of prior deferred expenses and flat premium growth contributed to the increase in the expense ratio.

Three months ended March 31		2008			2007
(Dollars in Thousands)	Net Premiums Earned	Net Losses & Loss Settlement Expenses Incurred	Net Loss Ratio	Net Premiums Earned	Net Losses & Loss Settlement Expenses Incurred	Net Loss Ratio
Commercial lines:
Other liability (1)	$33,472	$14,853	44.4%	$33,028	$6,947	21.0%
Fire and allied lines (2)	27,217	19,810	72.8	30,321	19,468	64.2
Automobile	24,765	15,193	61.3	23,884	11,187	46.8
Workers’ compensation	12,771	5,967	46.7	11,201	3,651	32.6
Fidelity and surety	5,436	530	9.7	5,288	532	10.1
Miscellaneous	207	(23)	(11.1)	214	54	25.2
Total commercial lines	$103,868	$56,330	54.2%	$103,936	$41,839	40.3%
Personal lines:
Fire and allied lines (3)	$5,283	$3,036	57.5%	$5,189	$3,051	58.8%
Automobile	3,144	3,025	96.2	3,635	1,849	50.9
Miscellaneous	77	337	N/A	80	414	N/A
Total personal lines	$8,504	$6,398	75.2%	$8,904	$5,314	59.7%
Reinsurance assumed	$980	$885	90.3%	$1,465	$421	28.7%
Total	$113,352	$63,613	56.1%	$114,305	$47,574	41.6%

(1) “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.

(2) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.

(3) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Life insurance

Life Insurance Financial Results:	Three Months Ended March 31,
(Dollars in Thousands)	2008	2007
Revenues
Net premiums written (1)	$9,424	$7,950
Net premiums earned	$9,591	$8,313
Investment income, net of investment expenses	19,263	20,187
Realized investment gains (losses)	(1,281)	676
Other income	210	100
Total Revenues	27,783	29,276

Benefits, Losses and Expenses
Losses and loss settlement expenses	3,869	4,303
Increase in liability for future policy benefits	5,846	4,108
Amortization of deferred policy acquisition costs	2,875	3,168
Other underwriting expenses	2,275	2,208
Interest on policyholders' accounts	10,446	11,229
Total Benefits, Losses and Expenses	25,311	25,016

Income before income taxes	2,472	4,260
Federal income tax expense	871	1,496
Net Income	$1,601	$2,764

(1) Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

Highlights for the Three-Month Periods Ended March 31, 2008 and 2007:

•	Net premiums earned increased in the first quarter of 2008 due to the growth in sales of our traditional products, primarily single premium whole life insurance.
•	For the first quarter of 2008, annuity withdrawals exceeded new annuity deposits, although at a slower pace than for the same period in 2007.
•

In the first quarter of 2008, we experienced a net cash outflow of approximately $11.3 million related to our annuity business, compared to a $30.6 million net cash outflow during the first quarter of 2007.

•

The 2008 and 2007 level of net cash outflows is representative of the challenges we have been facing in retaining our existing annuitants and attracting new annuitants with a rate of interest that is competitive in the marketplace while still allowing for an acceptable profit margin. These challenges are in large part a result of the recent interest rate environment, in which the Federal Reserve has cut interest rates, slowing the yield curve recovery.

•	Investment income is down $.9 million primarily due to a large decrease in short-term interest rates as compared to this period in 2007.
•

The growth in the increase in liability for future policy benefits was $1.7 million in the first quarter 2008 as compared to the first quarter 2007 primarily due to an increase in sales of our traditional life insurance products.

•

The reduction in annuity balances was the primary contributor to the decrease in interest on policyholders’ accounts in the first quarter of 2008 as compared to the first quarter of 2007, as well as a decline in credited interest rates on in-force annuity contracts.

Consolidated investment information

Investment income decreased by 10.6 percent to $28.1 million in the first quarter of 2008, as compared to the first quarter of 2007. The decrease between quarters was the result of lower market interest rates for this period in 2008 as compared to the same period in 2007 and the contraction of our annuity business.

Realized investment gains and losses decreased $3.1 million in the first quarter of 2008, as compared to the first quarter of 2007, due to the call of bonds in our life insurance segment during the first quarter, as well as a change in the market value of our trading securities portfolio.

As of March 31, 2008, we recorded net unrealized gains, after tax, of $76.9 million, compared to $85.6 million at December 31, 2007. In the first quarter of 2008, depressed stock prices, particularly our holdings in financial equity securities, contributed to the decrease in unrealized gains. We attribute the decreased stock prices to general market conditions.

Non-GAAP financial measures

We believe that disclosure of certain Non-GAAP financial measures enhances investor understanding of our financial performance. The following Non-GAAP financial measures are utilized in this release:

Operating income is net income excluding realized capital gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of net operating income to that of other companies. We include this measurement because we believe it illustrates the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations.

(Dollars in Thousands Except Per Share Data)	Three Months Ended March 31,
	2008	2007
Net income	$20,127	$34,610
After-tax realized (gains) losses	750	(1,296)
Operating income	$20,877	$33,314
Basic earnings per share	$0.74	$1.25
Operating income per share	0.77	1.20

Premiums written is a measure of our overall business volume. Net premiums written comprise direct and assumed premiums written, net of what we are charged for reinsurance policies. Direct premiums written is the amount of premiums charged for policies issued during the period. Assumed premiums written is consideration or payment we receive in exchange for reinsurance we provide to other insurance companies. We report these premiums as revenue as they are earned over the underlying policy period. We report premiums written applicable to the unexpired term of a policy as unearned premium subject to reinsurance. We evaluate premiums written as a measure of business production for the period under review.

(Dollars in Thousands)	Three Months Ended March 31,
	2008	2007
Net premiums written	$132,867	$128,292
Net change in unearned premium	(9,855)	(4,153)
Net change in prepaid reinsurance premium	(69)	(1,521)
Net premiums earned	$122,943	$122,618

Catastrophe losses utilize the designations of the Insurance Services Office (“ISO”) and are reported with loss and loss settlement expense amounts net of reinsurance recoverables, unless specified otherwise. According to the ISO, a catastrophe loss is a single unpredictable incident or series of closely related incidents causing severe insured losses that cause $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers (“ISO catastrophes”). We also include as catastrophes those events we believe are, or will be, material to our operations, either in amount or in number of claims made. The frequency and severity of catastrophic losses we experience in any year affect our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. Portions of our catastrophe losses may be recoverable under our catastrophe reinsurance agreements. We include a discussion of the impact of catastrophes because we believe it is meaningful for investors to understand the variability in periodic earnings.

(Dollars in Thousands)	Three Months Ended March 31,
	2008	2007
ISO catastrophes	$3,016	$2,439
Non-ISO catastrophes	4	27
Total catastrophes	$3,020	$2,466

Combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent generally indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss settlement expense ratio (referred to as the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”). When prepared in accordance with GAAP, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned. The expense ratio is calculated by dividing non-deferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned. When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned; the expense ratio is calculated by dividing underwriting expenses by net premiums written.

* * *

United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. The company markets its products principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the 15th consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For the second consecutive year, our subsidiary, United Life Insurance Company has been named to the Ward’s 50 Life & Health Insurance Companies. In March 2007 and 2008, United Fire & Casualty Company was named to Audit Integrity’s Top 100 list of companies who demonstrate high corporate integrity. For more information about United Fire & Casualty Company and its products and services, visit our website, www.unitedfiregroup.com.

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “might,” “hope” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 27, 2008. The risks identified on Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made.